Flexsteel Industries, Inc. Reports Strong Fiscal Fourth Quarter and Fiscal Year 2024 Results: Continued Sales Growth and Increased Operating Income

Dubuque, Iowa – August 19, 2024 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported fourth quarter and full-year fiscal 2024 results.

Key Results for the Fourth Quarter and Fiscal Year Ended June 30, 2024

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Net sales for the quarter increased 4.7% to $110.8 million compared to $105.8 million in the prior year quarter. For the year, net sales increased 4.8% to $412.8 million compared to $393.7 million in the prior year.
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Robust sales orders of $108.5 million for the fourth quarter representing growth of $15.8 million, or 17.1%, compared to the prior year quarter.
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Gross margin increased to 21.3% for the fourth quarter and 21.1% for the year compared to 20.0% in the prior year quarter and 18.0% for the prior year.
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GAAP operating income of $7.6 million or 6.9% of net sales for the fourth quarter and $17.1 million or 4.1% of net sales for the year compared to $4.2 million or 4.0% of net sales in the prior year quarter and $10.5 million or 2.7% of net sales for the prior year.
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Adjusted operating income of $6.2 million or 5.6% of net sales for the fourth quarter and $18.3 million or 4.4% of net sales for the year compared to $4.2 million or 4.0% of net sales in the prior year quarter and $8.1 million or 2.1% of net sales for the prior year.
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GAAP net income per diluted share of $0.89 for the current quarter and $1.91 for the year compared to net income per diluted share of $1.91 for the prior year quarter and net income per diluted share of $2.74 for the prior year.
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Adjusted net income per diluted share of $0.75 for the quarter and $2.11 for the year compared to adjusted net income per diluted share of $0.36 for the prior year quarter and $0.87 for the prior year.
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Cash flow from operations in the fourth quarter of $7.5 million and $31.9 million for the year.
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Debt repayments of $23.5 million for the year, or an 83% reduction in borrowings under the line of credit.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I am extremely pleased with our fourth quarter results,” said Derek Schmidt, President & Chief Executive Officer of Flexsteel Industries, Inc. “Despite continued challenging conditions for our industry, we are executing well and delivered 4.7% sales growth in the quarter which represents our third consecutive quarter of mid- to high-single digit year-over-year growth. Our strategies to gain share in our core markets and pursue new growth in expanded markets are working due to our investments in innovation, new product development, customer experience and marketing.”

Mr. Schmidt continues, “At the same time, we continue to improve our profitability and achieved a third consecutive quarter of sequential quarter-over-quarter adjusted operating margin improvement. Adjusted operating margin was 5.6% in the quarter, up compared to 4.0% in the prior year quarter. The keys to our consistent profit improvement have been our sales growth, strong operational execution, cost savings and product portfolio management, all of which have strong momentum and will continue to be catalysts for continued margin expansion. The organization also continues to manage working capital and cash effectively, generating $7.5 million in operating cash flow and reducing debt by $9.4 million in the quarter.”

Mr. Schmidt concludes, “I’m very encouraged by these fourth quarter results and excited about the direction we are headed. In a period where many industry participants continue to realize meaningful year-over-year declines in both sales and profits, Flexsteel is financially strong, growing sales, improving profitability, generating cash, and aggressively investing for the future. While we expect industry headwinds will likely remain during our fiscal year 2025, our team is hyper-focused on continuing our sales growth and profit improvement momentum despite these challenges. I remain confident in our team and its ability to continue creating significant value for our customers and shareholders in both the near and long-term."

Operating Results for the Fourth Quarter Ended June 30, 2024

Net sales were $110.8 million for the fourth quarter compared to net sales of $105.8 million in the prior year quarter, an increase of $5.0 million, or 4.7%. The increase was driven by higher sales of home furnishings products sold through retail stores of $6.7 million, or 7.3%, led by unit volume and product mix. Sales of products sold through e-commerce channels decreased by ($1.7) million, or (11.7%), compared to the fourth quarter of the prior year. Lower sales in the e-commerce channel were driven by softer consumer demand.

Gross margin for the quarter ended June 30, 2024, was 21.3%, compared to 20.0% for the prior-year quarter, an increase of 130 basis points (“bps”). The 130-bps increase was primarily due to fixed cost leverage on higher sales, supply chain cost savings and efficiency improvements, and product portfolio management partially offset by higher ocean freight costs.

Selling, general and administrative (SG&A) expense was 17.0% of net sales for the quarter ended June 30, 2024, compared to 16.0% in the prior year quarter. The current quarter includes non-recurring stock-based compensation expense of $1.5 million or 1.4% of net sales, related to the re-valuation of previously awarded equity grants to Flexsteel's former CEO, Jerry Dittmer. The number of stock grants previously awarded to Mr. Dittmer under the Company's long-term incentive plans were reduced based on a time proration of his employment from grant date through his retirement date with the Company. In accordance with US generally accepted accounting principles, the modified awards were revalued at the stock price at the time of modification, resulting in the $1.5 million non-cash expense.

In the quarter, the Company completed the sale of its former Starkville, Mississippi manufacturing facility resulting in a gain of $3.3 million.

Operating income for the quarter ended June 30, 2024, was $7.6 million compared to $4.2 million in the prior-year quarter. On an adjusted basis, operating income for the quarter ended June 30, 2024, was $6.2 million compared to $4.2 million in the prior year quarter.

Income tax expense was $2.5 million, or an effective rate of 33.9%, during the fourth quarter compared to tax benefit of ($6.4) million, or an effective rate of (167.5%), in the prior year quarter. The prior year effective tax rate was impacted by the reversal of a full valuation allowance on deferred tax assets.

Net income was $4.9 million, or $0.89 per diluted share, for the quarter ended June 30, 2024, compared to net income of $10.2 million, or $1.91 per diluted share, in the prior year quarter. On an adjusted basis, net income for the quarter ended June 30, 2024, was $4.1 million or $0.75 per diluted share compared to adjusted net income of $1.9 million or $0.36 per diluted share in the prior year quarter.

Manufacturing Network Optimization Update

During the quarter, the Company incurred $0.4 million of restructuring expense primarily related to the transfer of inventory and equipment to other facilities and a loss on sale of equipment as part of the Company’s previously announced closure of our Dublin, GA manufacturing facility. Total expense incurred in fiscal year 2024 related to the restructuring was $3.0 million. The facility closure was completed during the fourth quarter and the Company does not expect to incur any further expense related to the restructuring plan.

Liquidity

The Company ended the quarter with a cash balance of $4.8 million, working capital (current assets less current liabilities) of $95.0 million, and availability of approximately $55.2 million under its secured line of credit.

Capital expenditures for the year ended June 30, 2024, were $4.8 million.

Financial Outlook

	First Quarter Fiscal 2025	Fiscal Year 2025
Sales	$100 - 105 million	$420 - 436 million
Sales Growth (vs. Prior Year)	5% to 10%	2% to 6%
GAAP Operating Margin	5% to 6%	5.5% to 6.5%
Free Cash Flow(1)	$0 to 5 million	$20 to 30 million
Line of Credit Borrowings	$0 to 7 million	$0

(1) Free cash flow is calculated as net cash provided by operations, less capital expenditures

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 20, 2024, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through August 27, 2024: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 5385251
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10191523/fd3a88a6b7 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,761	$3,365
Trade receivables, net	44,238	38,168
Inventories	96,577	122,076
Other	8,098	6,417
Assets held for sale	1,707	616
Total current assets	155,381	170,642

NONCURRENT ASSETS:
Property, plant and equipment, net	36,709	38,652
Operating lease right-of-use assets	61,439	68,294
Other	20,933	12,962

TOTAL ASSETS	$274,462	$290,550
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$25,830	$24,745
Accrued liabilities	34,576	30,360
Total current liabilities	60,406	55,105

LONG-TERM LIABILITIES:
Lines of credit	4,822	28,273
Other liabilities	58,867	65,551
Total liabilities	124,095	148,929

SHAREHOLDERS' EQUITY:	150,367	141,621

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$274,462	$290,550

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$110,822	$105,819	$412,752	$393,692
Cost of goods sold	87,255	84,704	325,508	322,745
Gross margin	23,567	21,115	87,244	70,947
Selling, general and administrative	18,878	16,879	70,444	62,846
Restructuring expense	355	—	2,982	—
Environmental remediation	—	—	—	(2,788)
(Gain) on disposal of assets	(3,262)	—	(3,262)	—
Other expense	—	—	—	347
Operating income	7,596	4,236	17,080	10,542
Other income (expense):
Other income	6	7	20	18
Interest (expense)	(155)	(444)	(1,550)	(1,341)
Total other (expense)	(149)	(437)	(1,530)	(1,323)
Income before income taxes	7,447	3,799	15,550	9,219
Income tax expense (benefit)	2,525	(6,362)	5,022	(5,559)
Net income (loss)	$4,922	$10,161	$10,528	$14,778
Weighted average number of common shares outstanding:
Basic	5,157	5,150	5,170	5,225
Diluted	5,553	5,314	5,519	5,385
Earnings (loss) per share of common stock
Basic	$0.95	$1.97	$2.04	$2.83
Diluted	$0.89	$1.91	$1.91	$2.74

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2024	2023
OPERATING ACTIVITIES:
Net income	$10,528	$14,778
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,997	4,572
Deferred income taxes	(1,454)	(7,154)
Stock-based compensation expense	4,647	3,191
Changes in (recoveries) for losses on accounts receivable	(160)	(380)
(Gain) on disposition of capital assets	(2,839)	(313)
Changes in operating assets and liabilities	17,164	8,295
Net cash provided by operating activities	31,883	22,989
INVESTING ACTIVITIES:
Proceeds from sale of capital assets	4,179	340
Capital expenditures	(4,772)	(4,790)
Net cash (used in) investing activities	(593)	(4,450)
FINANCING ACTIVITIES:
Dividends paid	(3,219)	(3,241)
Treasury stock purchases	(1,659)	(3,700)
Proceeds from lines of credit	367,818	363,805
Payments on lines of credit	(391,270)	(373,271)
Proceeds from issuance of common stock	88	—
Shares withheld for tax payment on invested shares and options exercised	(1,652)	(951)
Net cash (used in) financing activities	(29,894)	(17,358)
Increase in cash and cash equivalents	1,396	1,181
Cash and cash equivalents at beginning of period	3,365	2,184
Cash and cash equivalents at end of period	$4,761	$3,365

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income and GAAP operating margin to adjusted operating margin:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and twelve months ended June 30, 2024 and 2023:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2024	2023	2024	2023
Reported GAAP operating income	$7,596	$4,236	$17,080	$10,542
Restructuring expense	355	—	2,982	—
CEO Transition Costs	1,510	—	1,510	—
Environmental remediation	—	—	—	(2,788)
(Gain) on disposal of assets	(3,262)	—	(3,262)	—
Other expense	—	—	—	347
Adjusted operating income	$6,199	$4,236	$18,310	$8,101

GAAP operating margin	6.9%	4.0%	4.1%	2.7%
Adjusted operating margin	5.6%	4.0%	4.4%	2.1%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and twelve months ended June 30, 2024 and 2023:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2024	2023	2024	2023
Reported GAAP net income (loss)	$4,922	$10,161	$10,528	$14,778
Restructuring expense	355	—	2,982	—
CEO Transition Costs	1,510	—	1,510	—
Other expense	—	—	—	347
(Gain) on disposal of assets	(3,262)	—	(3,262)	—
Environmental remediation	—	—	—	(2,788)
Tax impact of adjustments(1)	617	—	(113)	614
Expiring state tax credits	—	1,577	—	1,577
Remeasurement of deferred tax assets and valuation allowance	—	(9,838)	—	(9,838)
Adjusted net income	$4,142	$1,900	$11,645	$4,690

(1) Effective tax rate of 44.2% was used to calculate the three months ended June 30, 2024. There were no tax impacted non-GAAP adjustments for the three months ended June 30, 2023. Effective tax rate of 9.2% and 25.1% was used to calculate the twelve months ended June 30, 2024 and 2023.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and twelve months ended June 30, 2024 and 2023:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reported GAAP diluted income (loss) per share	$0.89	$1.91	$1.91	$2.74
Restructuring expense	0.06	—	0.54	—
CEO Transition Costs	0.27	—	0.27	—
Other expense	—	—	—	0.06
(Gain) on disposal of assets	(0.59)	—	(0.59)	—
Environmental remediation	—	—	—	(0.52)
Tax impact of adjustments(1)	0.11	—	(0.02)	0.11
Expiring state tax credits	—	0.30	—	0.29
Remeasurement of deferred tax assets and valuation allowance	—	(1.85)	—	(1.83)
Adjusted diluted earnings per shares	$0.75	$0.36	$2.11	$0.87

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 44.2% was used to calculate the three months ended June 30, 2024. There were no tax impacted non-GAAP adjustments for the three months ended June 30, 2023. Effective tax rate of 9.2% and 25.1% was used to calculate the twelve months ended June 30, 2024 and 2023.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com